Exhibit 21

          Community Bankshares, Inc. - Subsidiaries


          Community Bank & Trust - Habersham, Habersham County,Georgia Community Bank & Trust - Alabama, Bullock County, Alabama Community Bank & Trust - Jackson, Jackson County, Georgia Community Bank & Trust - Troup, Troup County, Georgia